Exhibit 99.2
NEWS RELEASE

Contact:	Investor Relations
708-483-1300 Ext 1331

TreeHouse Foods, Inc. Announces Expansion of Board of Directors

Westchester, IL, August 6, 2009 -- TreeHouse Foods, Inc. (NYSE: THS) announced today that the Company has expanded the size of its Board from seven to nine members and appointed Dennis F. O’Brien and David B. Vermylen to its Board of Directors.

Commenting on the expansion, Sam K. Reed, Chairman and CEO, said, “TreeHouse has doubled in size since its public debut in 2005, and the Board has concluded that expansion in size was appropriate in light of the increased workload of the Board and complexity of the business.”  Mr. Reed also stated that “the skills and expertise of our new directors complement our existing board members and reflect the Board’s commitment to governance and business leadership.”

Dennis F. O’Brien has been a Partner of Gryphon Investors, Inc., a private equity firm, since April 2008.  Prior to joining Gryphon, Mr. O’Brien was the Chief Executive Officer of Penta Water Company from 2007 to 2008.  Mr. O’Brien held a series of executive positions with ConAgra Foods, Inc. including President and Chief Operating Officer Retail Products 2004 to 2006, President and Chief Operating Officer, Grocery Foods from 2002 through 2004, Executive Vice President, Grocery Foods from 2001 to 2002 and President, ConAgra Store Brands from 2000 through 2001.  In addition, Mr. O’Brien previously held executive and marketing positions at Armstrong World Industries, Campbell’s Soup Company, Nestle’s S.A. and Procter and Gamble.   Mr. O’Brien holds a Bachelor of Science degree in marketing from the University of Connecticut.

David B. Vermylen is the Company’s President and Chief Operating Officer and has served in that position since January 2005.  Prior to joining the Company, Mr. Vermylen was a principal in TreeHouse, LLC. From March 2001 to October 2002, Mr. Vermylen served as President and CEO of Keebler Foods Company, a division of Kellogg Company. Prior to becoming CEO of Keebler, Mr. Vermylen served as the President of Keebler Brands from January 1996 to February 2001. Mr. Vermylen has also served as the Chairman, President and CEO of Brothers Gourmet Coffee, Inc. and Vice President of Marketing and Development and later President and CEO of Mother’s Cake and Cookie Co. His prior experience also includes three years with The Fobes Group and fourteen years with General Foods Corporation where he served in various marketing positions. Mr. Vermylen serves on the Boards of Directors of Aeropostale, Inc. and Birds Eye Foods, Inc. Mr. Vermylen holds a B.A. from Georgetown University and an M.B.A. from New York University.

About TreeHouse Foods

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include non-dairy powdered coffee creamer; private label soup, salad dressings and sauces; salsa and Mexican sauces; jams, jellies and pie fillings under the E.D. Smith brand name; pickles and related products; infant feeding products; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States based on sales volume.